EXHIBIT 99.1

CLAIRE’S STORES, INC. ANNOUNCES UPWARD REVISIONS TO
FIRST QUARTER FISCAL 2005 PROJECTIONS

PEMBROKE PINES, FL., April 27, 2004. Claire’s Stores, Inc. (NYSE:CLE) announced that following its strong performance in February and March, the first two months of Fiscal 2005’s first quarter, the Company is issuing upward revisions to the first quarter guidance provided on March 11, 2004.

First quarter revenues, previously estimated at $268 to $273 million are now projected to reach $280 to $282 million. These new estimates represent an increase of 17 to 18 percent over the $239.8 million recorded for the first quarter of Fiscal 2004. Gross margin gains are also expected to exceed the 20-30 basis point increase previously projected.

Comparable store sales for the quarter are now projected to rise by 11 to 12 percent. The prior estimate called for first quarter comparable store sales to increase by nine to ten percent. During the first quarter of Fiscal 2004, comparable store sales rose by eight percent.

Net income projections for the first quarter of Fiscal 2005 have been increased to $23 million to $24 million, or $0.23 to $0.24 per diluted share, from the earlier estimate of $21 to $22 million, or $0.21 to $0.22 per diluted share. In Fiscal 2004, first quarter net income reached $15.6 million, or $0.16 per diluted share.

Final results for the first fiscal quarter will be announced on May 20, 2004.

Company Overview

Claire’s Stores, Inc., is a leading international specialty retailer offering value-priced costume jewelry and accessories to fashion-aware tweens, teens and young adults through its two store concepts: Claire’s and Icing by Claire’s. While the latter operates only in North America, Claire’s operates internationally. As of April 3, 2004, Claire’s Stores, Inc. operated approximately 2,830 stores in the United States, Canada, Puerto Rico, the Virgin Islands, the United Kingdom, Ireland, Switzerland, Austria, Germany and France. Claire’s Stores, Inc. also operates through its subsidiary Claire’s Nippon, Co., Ltd., 130 stores in Japan as a 50:50 joint venture with AEON, Co., Ltd. (fka JUSCO, Co. Ltd.), a $25 billion specialty retailer headquartered in Japan.

Note: Other Claire’s Stores, Inc. press releases, a corporate profile and most recent 10-K and 10-Q reports are available via Claire’s Internet home page: http://www.clairestores.com.

Forward-looking Statements

This press release contains “forward-looking statements” which represent the Company’s expectations or beliefs with respect to future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation, changes in consumer preferences and consumer spending for pre-teen, teen and young adult apparel and accessories, competition, general economic conditions, currency fluctuations and exchange rate adjustments, uncertainties generally associated with the specialty retailing business, disruptions in our supply of inventory, and uncertainty that definitive financial results may differ from preliminary financial results due to, among other things, final GAAP adjustments. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company’s forward-looking statements are included in the Company’s filings with the SEC, specifically as described in the Company’s annual report on Form 10-K for the fiscal year ended January 31, 2004. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. The historical results contained in this press release are not necessarily indicative of the future performance of the Company.

Contact Information: Marisa F. Jacobs, Esq., Vice President of Corporate Communications and Investor Relations
Phone: 212.594.3127, Fax: 212.244.4237 or Email at marisa.jacobs@claires.com